ITEM 8.  FINANCIAL STATEMENTS.

Management’s Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting at December 31, 2013. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 1992 Internal Control-Integrated Framework. Based upon its assessment, management concluded that, at December 31, 2013, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company’s assessment of internal control over financial reporting at December 31, 2013 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

Report of Independent Registered Public Accounting Firm

To the Shareholders of Vista Gold Corp.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income/(loss) and comprehensive income/(loss), shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Vista Gold Corp. and its subsidiaries (an exploration stage enterprise) at December 31, 2013 and  2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013 and, cumulatively, for the period from January 1, 2012 to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting appearing under Item 8.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We did not audit the cumulative totals of the Company for the period from January 1, 2002 (date of inception) to December 31, 2011, which totals reflect a deficit of $64,669,000 accumulated during the exploration phase.  Those cumulative totals were audited by other auditors whose report, dated March 14, 2012, expressed an unqualified opinion on the cumulative amounts. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As discussed in Note 2 “Liquidity” to the consolidated financial statements, the ability of the Company to implement its current business plan is dependent upon the Company successfully completing the various financing transactions it is currently pursuing.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

March 17, 2014 except for Note 2, as to which the date is June 3, 2014

Report of Independent Registered Public Accounting Firm

To the Shareholders of Vista Gold Corp.:

In our opinion, the consolidated statements of income/(loss) and comprehensive income /(loss), shareholders’ equity and cash flows present fairly, in all material respects, the results of operations and cash flows of Vista Gold Corp. and its subsidiaries (an exploration stage enterprise) for the year ended December 31, 2011 and, cumulatively, for the period from January 1, 2002 (date of inception) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia

March 14, 2012

	December 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$5,475	$18,281
Restricted cash	-	70
Marketable securities (Note 4)	176	626
Other investments (Note 5)	-	69,489
Current deferred tax asset	2,353	-
Other current assets	1,840	2,963
Total current assets	9,844	91,429

Non-current assets:
Mineral properties (Note 6)	7,184	13,701
Plant and equipment, net (Note 7)	3,698	3,592
Assets held for sale (Note 7)	6,500	10,000
Amayapampa interest (Note 14)	4,813	4,813
Long-term investments (Note 5)	21,055	65
Long-term deferred tax asset	-	9,465
Total non-current assets	43,250	41,636

Total assets	$53,094	$133,065

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$705	$4,409
Accrued liabilities and other	517	1,839
Current deferred tax liability	-	24,839
Total current liabilities	1,222	31,087

Non-current liabilities:
Debt (Note 8)	6,506	-
Long-term deferred tax liability	2,353
Other long-term liabilities	-	635
Total non-current liabilities	8,859	635

Total liabilities	10,081	31,722

Commitments and contingencies – (Note 13)

Shareholders' equity:
Common shares, no par value - unlimited shares authorized; shares
outstanding: 2013 - 82,275,217 and 2012 - 81,563,498 (Note 9)	404,470	403,583
Additional paid-in capital (Note 10)	32,487	32,155
Accumulated other comprehensive income/(loss) (Note 11)	(59)	2
Accumulated deficit (including during exploration stage: 2013 - $194,813 and 2012 - $135,325)	(393,885)	(334,397)
Total shareholders' equity	43,013	101,343

Total liabilities and shareholders' equity	$53,094	$133,065

Approved by the Board of Directors

Racy A. S
/s/ John M. Clark John M. Clark Director	/s/ Tracy A. Stevenson Tracy A. Stevenson Director

The accompanying notes are an integral part of these consolidated financial statements.

	Years Ended December 31,				Cumulative during Exploration
	2013	2012	2011		Stage
Operating income and (expenses):
Exploration, property evaluation and holding costs	$(15,600)	$(27,536)	$(21,774)		$(110,859)
Corporate administration	(5,528)	(8,096)	(6,375)		(49,635)
Depreciation and amortization	(1,021)	(589)	(420)		(3,419)
Loss on extinguishment of convertible debt	-	-	-		(1,218)
Gain on disposal of mineral property, net (Note 6)	-	2,934	77,803		79,766
Write-down of mineral property (Note 6)	-	(250)	-		(250)
Total operating income/(expense)	(22,149)	(33,537)	49,234		(85,615)

Non-operating income and (expenses):
Gain/(loss) on sale of marketable securities	(54)	192	459		7,995
Unrealized gain/(loss) on other investments (Note 5)	(48,499)	(50,363)	37,347		(61,515)
Write-down of marketable securities (Note 4)	(275)	(39)	(158)		(1,234)
Write-down of plant and equipment (Note 7)	(3,500)	(7,117)	-		(10,617)
Interest income	36	45	49		2,814
Interest expense	(547)	-	(120)		(4,659)
Other income/(expense)	127	16	257		(1,847)
Total non-operating income/(expense)	(52,712)	(57,266)	37,834	-	(69,063)

Income/(loss) from continuing operations before income taxes	(74,861)	(90,803)	87,068		(154,678)
Deferred income tax benefit/(expense)	15,373	20,147	(35,522)		(2)
Income/(loss) from continuing operations after income taxes	(59,488)	(70,656)	51,546		(154,680)
Loss from discontinued operations	-	-	-		(5,192)
Net income/(loss)	$(59,488)	$(70,656)	$51,546		$(159,872)

Other comprehensive income/(loss):
Unrealized fair value increase/(decrease) on available-for-sale securities	(61)	(173)	754		(59)
Comprehensive income/(loss)	$(59,549)	$(70,829)	$52,300		$(159,931)

Basic:
Weighted average number of shares outstanding	81,813,386	74,351,065	68,457,885
Net income/(loss) per share	$(0.73)	$(0.95)	$0.75
Diluted:
Weighted average number of shares outstanding	81,813,386	74,351,065	69,295,947
Net income/(loss) per share	$(0.73)	$(0.95)	$0.74

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. (An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollar amounts in U.S. dollars and in thousands, except share amounts)

	Common Shares	Common Shares Amount	Additional paid-in capital	Accumulated Deficit	Accumulated other comprehensive income/(loss)	Total shareholders' equity

Balance at December 31, 2001	4,535,752	$197,900	$2,786	$(199,072)	$-	$1,614
Shares issued, net of transaction costs	57,384,000	151,819	9,329	-	-	161,148
Warrants and options	-	-	10,866	-	-	10,866
Dividend-in-kind	-	-	-	(34,941)	-	(34,941)
Other comprehensive income	-	-	-	-	929	929
Net loss	-	-	-	(81,274)	-	(81,274)
Balance at December 31, 2010	61,919,752	$349,719	$22,981	$(315,287)	$929	$58,342

Shares issued, net of transaction costs	9,584,131	30,400	588	-	-	30,988
Warrants and options	-	-	1,101	-	-	1,101
Other comprehensive income	-	-	-	-	(754)	(754)
Net loss	-	-	-	51,546	-	51,546
Balance at December 31, 2011	71,503,883	$380,119	$24,670	$(263,741)	$175	$141,223

Shares issued, net of transaction costs	10,059,615	23,464	-	-	-	23,464
Warrants and options	-	-	7,485	-	-	7,485
Other comprehensive loss	-	-	-	-	(173)	(173)
Net income	-	-	-	(70,656)	-	(70,656)
Balance at December 31, 2012	81,563,498	$403,583	$32,155	$(334,397)	$2	$101,343

Shares issued, net of transaction costs	711,719	477	-	-	-	477
Warrants and options	-	410	332	-	-	742
Other comprehensive loss	-	-	-	-	(61)	(61)
Net loss	-	-	-	(59,488)	-	(59,488)
Balance at December 31, 2013	82,275,217	$404,470	$32,487	$(393,885)	$(59)	$43,013

The accompanying notes are an integral part of these consolidated financial statements.

	Years ended December 31,			Cumulative during exploration
	2013	2012	2011	stage
Cash flows from operating activities:
Net income/(loss) for the period	$(59,488)	$(70,656)	$51,546	$(159,872)
Adjustments to reconcile net income/(loss) for the period
to net cash used in operations:
Depreciation and amortization	1,021	589	420	3,419
Stock-based compensation	742	4,225	2,020	12,793
(Gain)/loss on disposal of marketable securities	54	(192)	(459)	(7,995)
Write-down of marketable securities	275	39	158	1,234
Loss on extinguishment of convertible notes	-	-	-	1,218
Accretion of convertible notes	-	-	120	3,519
Gain on disposal of mineral property	-	(2,934)	(78,072)	(80,035)
Write-down of non-current assets	3,500	7,367	-	10,867
Unrealized (gain)/loss on other investments	48,499	50,363	(37,347)	61,515
Deferred tax (benefit)/expense	(15,373)	(20,147)	35,522	2
Other non-cash items	(298)	-	-	1,897
Change in working capital account items:				-
Other current assets	1,572	(1,786)	(93)	(642)
Interest paid	-	-	(504)	(7,586)
Accounts payable, accrued liabilities and other	(5,026)	2,977	1,699	(230)
Net cash used in operating activities	(24,522)	(30,155)	(24,990)	(159,896)

Cash flows from investing activities:
Proceeds from sale of marketable securities	168	494	592	11,711
Purchases of marketable securities	-	(153)	(329)	(1,841)
Acquisition of long-term investments	-	-	(3,632)	(3,632)
Additions to mineral property	-	-	(704)	(11,571)
Additions to plant and equipment	(2,199)	(2,066)	(837)	(24,842)
Proceeds from non-current asset disposals	-	5,500	1,000	6,740
Change in restricted cash	70	64	(134)	-
Proceeds from sale of mineral properties and plant and equipment	7,000	-	-	7,000
Cash transferred to Allied Nevada Gold Corp., net of receivable	-	-	-	(24,517)
Net cash (used in)/provided by investing activities	5,039	3,839	(4,044)	(40,952)

Cash flows from financing activities:
Net proceeds from equity financings	(13)	24,472	28,984	161,529
Net proceeds from debt issuances	9,650	-	-	37,995
Repayment of debt	(2,960)	-	(23,000)	(29,068)
Proceeds from exercise of warrants	-	1,425	309	40,754
Proceeds from exercise of compensation options	-	733	-	733
Proceeds from exercise of stock options	-	94	883	4,068
Cash paid in lieu of capital stock issuances	-	-	(107)	(107)
Net cash provided by financing activities	6,677	26,724	7,069	215,904

Increase/(decrease) in cash and cash equivalents	(12,806)	408	(21,965)	15,056
Decrease in cash and cash equivalents - discontinued operations	-	-	-	(10,255)
Net increase/(decrease) in cash and cash equivalents	(12,806)	408	(21,965)	4,801
Cash and cash equivalents, beginning of period	18,281	17,873	39,838	674
Cash and cash equivalents, end of period	$5,475	$18,281	$17,873	$5,475

Supplemental cash flow information – Note 15

The accompanying notes are an integral part of these consolidated financial statements.

1. Nature of Operations

Vista Gold Corp. and its subsidiaries (collectively, “Vista,” the “Company,” “we,” “our,” or “us”) operate in the gold mining industry. We are focused on the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects, which may lead to gold production or value adding strategic transactions such as earn-in right agreements, option agreements or leases to third parties, joint venture arrangements with other mining companies, or outright sales of assets for cash and/or other consideration. As such, we are considered an Exploration Stage Enterprise. Our approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well-established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the gold mineralization. In addition, we look for opportunities to improve the value of our gold projects through exploration drilling and/or technical studies resulting in changes to the operating assumptions underlying previous engineering work.

Our principal assets include our flagship Mt. Todd gold project in Northern Territory (“NT”), Australia, and a  24.9% holding of Midas Gold Corp (“Midas Gold shares”) (reduced to 12.4% during February 2014). In addition to non-core projects in Mexico and California, we hold royalty interests in projects in Bolivia and Indonesia.

2. Liquidity

These audited consolidated financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the normal course of business.  Accordingly, the continuing operations of the Company are dependent upon our ability to secure sufficient funding and to generate future profits from operations.  The underlying value and recoverability of the amounts shown as mineral properties, plant and equipment, assets held for sale, investments and other property interests in the consolidated balance sheets are also dependent on our ability to generate positive cash flow from operations and to continue to fund exploration and development activities that would lead to profitable production or proceeds from the disposition of these assets.  There can be no assurance that we will be successful in generating future profitable operations, disposing of these assets or securing additional funding in the future on terms acceptable to us or at all.  These audited consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or liabilities which might be necessary should we not be able to continue as a going-concern.

Management is strongly committed to careful cash management and maintaining liquidity. The Company’s cash burn rate has been dramatically reduced since 2012 and the first half of 2013 as several cash intensive programs such as water treatment and evaluations related to the preparation of the preliminary feasibility have been completed. In addition, several significant cost cutting measures have been introduced including a reduction of management positions, significant reductions in cash compensation for executives, senior management and the Company’s Board of Directors, and the delay or elimination of all discretionary programs, including exploration activities. Other aggressive cost cutting measures, particularly at Mt. Todd, are being pursued. The Company’s cash burn rate is expected to average approximately $2,000 per quarter through 2014, assuming a normal wet season in the Northern Territory.

The Company believes that after giving effect to the sale of 16,000,000 Midas Gold shares during February 2014 (Note 20), its cash position will be sufficient to fund the Company through 2014, and to repay its 2013 Facility (defined in Note 8) in full.  However, additional financing will be required to meet commitments and operating costs in 2015. In addition, the Company hopes to receive $6,250 in July 2014, related to the 2013 sale of the Los Cardones gold project, subject to the Purchaser’s option to elect to not make this payment (Notes 6 and 20). The Company will continue to seek additional financing with priority given to non-dilutive sources such as the sale of non-core assets, including our used mill equipment and if acceptable terms negotiated, the entry into the Guadalupe de los Reyes gold/silver project option agreement with Cangold (Note 20).  However, there can be no assurance that we will be able to timely monetize our non-core assets at a value acceptable to us or at all.

3.  Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Vista Gold Corp and more-than-50%-owned subsidiaries that it controls and entities over which control is achieved through means other than voting rights. All significant intercompany balances and transactions have been eliminated.

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

Use of Estimates

The Company’s Consolidated Financial Statements have been prepared in accordance with U.S. GAAP. The preparation of the Company’s Consolidated Financial Statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relating to capital costs of projects; mine closure and reclamation obligations; useful lives for asset depreciation purposes; valuation allowances for deferred tax assets; the fair value and accounting treatment of financial instruments including marketable securities and stock-based compensation; and asset impairments (including impairments long-lived assets and investments). The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results will differ from these amounts estimated in these financial statements.

Marketable Securities

We classify marketable securities as available-for-sale.  Accordingly, these securities are carried at fair value with unrealized gains and losses being reported in other comprehensive income until such time that the securities are disposed of or become impaired.  At that time, any gains or losses will be realized and reported in our Consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss). We use the specific identification method for determining carrying value in computing realized gains and losses on sales of investment securities.  We evaluate investments in a loss position to determine if such a loss is other-than-temporary.  If so, such loss will be recognized and reported during that period.

Mineral Properties

Mineral property acquisition costs, including directly related costs, are capitalized when incurred, and mineral property exploration costs are expensed as incurred.  When we determine that a mineral property can be economically developed in accordance with U.S. GAAP, the costs then incurred to develop such property will be capitalized.  Capitalized costs will be depleted using the units-of-production method over the estimated life of the proven and probable reserves.  If mineral properties are subsequently abandoned or impaired, any undepleted costs will be charged to loss in that period.

The recoverability of the carrying values of our mineral properties is dependent upon economic reserves being discovered or developed on the properties, permitting, financing, start-up, and commercial production from, or the sale/lease of, or other strategic transactions related to these properties.  Development and/or start-up of any of these projects will depend on, among other things, management’s ability to raise additional capital for these purposes.

We assess the carrying cost of our mineral properties for impairment whenever information or circumstances indicate the potential for impairment.  This would include events and circumstances such as our inability to obtain all the necessary permits, changes in the legal status of our mineral properties, government actions, the results of exploration activities and technical evaluations and changes in economic conditions, including the price of gold and other commodities or input prices.  Such evaluations compare estimated future net cash flows with our carrying costs and future obligations on an undiscounted basis.  If it is determined that the estimated future undiscounted cash flows are less than the carrying value of the property, a write-down to the estimated fair value will then be reported in our Consolidated Statement of Income/(Loss) for the period.  Where estimates of future net cash flows are not determinable and where other conditions indicate the potential for impairment, management uses its judgment to assess if the carrying value can be recovered and to estimate fair value.

Assets held for sale

Plant and equipment is classified as held for sale when the following conditions are met: (i) assets (or group of assets) are actively marketed for a price reasonable to the fair value at the time of sale; (ii) management has committed to a plan to sell the assets (or group of assets); (iii) the assets (or group of assets) are available for sale in current condition; and (iv) sale is probable within the next 12 months.

Warrants and Compensation Options

Warrants and compensation options issued are recorded at fair value using the Black-Scholes Merton fair value model adjusted to relative fair value.

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

Stock-Based Compensation

Under our stock option and long-term incentive plans, common share options and restricted stock unit (“RSU”) awards may be granted to executives, employees, consultants and non-employee directors.   Compensation expense for such grants is recorded in the Consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss) as a component of Exploration, property evaluation and holding costs and Corporate administration and investor relations, with a corresponding increase to Additional paid-in capital in the Consolidated Balance Sheets. The fair values of the options are calculated using the Black-Scholes option pricing model. The expense is based on the fair values of the grant on the grant date and is recognized over the vesting period specified for each grant.

Financial Instruments

Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) of the Financial Accounting Standards Board (“FASB”) requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Our financial instruments include cash and cash equivalents, marketable securities, Amayapampa interest, short- and long-term investments, accounts payable and certain other current assets and liabilities.  Due to the short-term nature of our cash and cash equivalents, accounts payable and certain other current assets and liabilities, we believe that their carrying amounts approximate fair value.  Our marketable securities are classified as available-for-sale. Accordingly, these securities are carried at fair value, which is based upon quoted market prices in an active market and included in Level 1 of the fair value hierarchy.   Our other investments, comprised of Midas Gold shares, is accounted for using the fair value option based on quoted market prices in an active market and is included in Level 1 of the fair value hierarchy. The value of the Amayapampa interest is based on probability-weighted cash flow scenarios and is included in Level 3 in the fair value hierarchy.

Recent accounting pronouncements

Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income

In February 2013, the FASB issued guidance related to items reclassified from accumulated other comprehensive income. The new standard requires either in a single note or parenthetically on the face of the financial statements: (i) the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its sources and (ii) the income statement line items affected by the reclassification.  The standard was effective for us January 1, 2013, with early adoption permitted.  The adoption of this guidance did not have a significant impact to our consolidated financial position, results of operations or cash flows.

Presentation of an Unrecognized Tax benefit When a Net Operating Loss Carryforward, a Similar Tax Loss,  or a Tax Credit Carryforward Exists

In July 2013, the FASB issued guidance related to the financial statement presentation of an unrecognized tax benefit, a similar tax loss, or a tax credit carryforward exists.  The new standard requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, as similar tax loss, or a tax credit carryforward unless certain circumstances exist.  The standard is effective for us as of January 1, 2014, with early adoption permitted.  The adoption of this guidance is not expected to have a significant impact on our consolidated financial

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

position, results of operations or cash flows.

4.  Marketable Securities

	At December 31, 2013				At December 31, 2012
	Cost	Unrealized gain/(loss)	Write-down	Fair value	Cost	Unrealized gain/(loss)	Write-down	Fair value

Equity Securities	$510	$(59)	$(275)	$176	$663	$2	$(39)	$626
	$510	$(59)	$(275)	$176	$663	$2	$(39)	$626

During the years ended December 31, 2013 and 2012, we determined that certain of our securities had an other-than-temporary decline in value and write-downs of $275 and $39, respectively, were included in our Consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss).

5. Other Investments

Midas Gold Corp. Combination

In April 2011, Vista completed a combination with Midas Gold, Inc. (the “Combination”).   As part of the Combination, each party contributed their respective interests in gold assets in the Yellow Pine-Stibnite District in Idaho to form a new Canadian private company named Midas Gold Corp. (“Midas Gold”). In exchange for the contribution of its equity interests in Idaho Gold Holding Company, the holding company in which we held our Yellow Pine assets, Vista Gold U.S., Inc. (“Vista US”) was issued 30,402,615 Midas Gold shares. Concurrently with the Combination, we purchased 1,400,000 Midas Gold shares for an aggregate purchase price of $3,632 as part of a Midas Gold private placement. Following completion of these transactions, Vista held a total of 31,802,615 Midas Gold shares representing 24.9% of the Midas Gold shares outstanding as of December 31, 2013.   Subsequent to December 31, 2013, we sold 16,000,000 Midas Gold shares reducing our total Midas Gold shares owned to 15,802,615 or 12.4% during February 2014, see Note 20 for additional discussion.

Furthermore, as additional security for our 2013 Facility (defined in Note 8), we have pledged all our Midas Gold shares. As a result of this pledge, we have reclassified our investment in Midas Gold shares from Current assets to Non-current assets as of December 31, 2013.

Upon initial recognition of its investment in the Midas Gold shares, Vista elected to apply the fair value option, and as such, the investment is recorded at fair value in the Consolidated Balance Sheets.  The difference between the fair value of the 30,402,615 Midas Gold shares and the carrying value of our Yellow Pine assets has been recorded as a gain on disposal of mineral property given that Vista ceased to have a controlling financial interest in the Yellow Pine gold project upon completion of the Combination.   Subsequent changes in fair value are recorded in the Consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss) in the period in which they occur.

The Combination was a tax-free reorganization for U.S. tax purposes.  However, upon completion of the Combination, Vista US received Midas Gold shares with a fair value that was determined to be $78,872.  The corresponding estimated deferred tax expense of $29,675 at the time of the Combination exceeded the valuation allowance of $6,086 for Vista US, and the valuation allowance was released.

The following table summarizes our investment in Midas Gold shares as at December 31, 2013 and 2012.

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

	Years Ended December 31,
	2013	2012

Fair value at beginning of period	$69,489	$119,851
Unrealized gain/(loss) based on the fair value at the end of the period	(48,499)	(50,363)
Fair value at end of period	$20,990	$69,489

Estimated tax benefit/(expense) for the period	$17,915	$19,576

Midas Gold shares held at the end of the period	31,802,615	31,802,615

In 2012, we reclassified our investment in Midas Gold shares from long-term assets to current assets as the restrictions on the sale of our Midas Gold shares expired in July 2013.  See Note 20 for discussion regarding restrictions in place subsequent to December 31, 2013.

Summarized financial information for Midas Gold as of December 31, 2013 and 2012, which are prepared in accordance with International Financial Reporting Standards is as follows.  See Schedule A to the Company’s Form 10-K as filed on March 17, 2014 for the complete set of consolidated financial statements for Midas Gold.

	December 31, 2013	December 31, 2012

Total current assets	$14,742	$19,864
Total non-current assets	186,673	175,957
Total current liabilities	2,432	5,108
Total non-current liabilities	919	380
Total equity	198,064	190,333

	Year ended December 31,
	2013	2012

Operating expense	$3,908	$7,813
Net loss	3,796	7,180

6.  Mineral Properties

	At December 31, 2012	Cost recovery	At December 31, 2013

Mt. Todd, Australia	$2,146	$-	$2,146
Guadalupe de los Reyes, Mexico	2,752	-	2,752
Los Cardones, Mexico	8,053	(6,517)	1,536
Long Valley, United States	750	-	750
	$13,701	$(6,517)	$7,184

Los Cardones (formerly Condordia)

During October 2013, we and Invecture Group, S.A. de C.V. (“Invecture”) terminated the Earn-in Right Agreement, defined below, and entered into new agreements whereby we agreed to sell our 100% interest in the Los Cardones gold project located in Baja California Sur, Mexico (“Los Cardones Sale”) to Invecture and RPG Structrued Finance S.a.R.L. (the “Purchasers”), for a total of

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

$13,000  ( $7,000 of which was paid in October 2013 and $6,000 was payable January 2014) subject to the Purchasers’ option to elect to not make this payment.  As a result of permitting delays, we and the Purchasers have agreed to extend the due date of the $6,000 payment to July 31, 2014 for consideration of $250.  See Note 20 for discussion.

In February 2012, we entered into an earn-in right agreement (the “Earn-in Right Agreement”) with Invecture with respect to our Los Cardones gold project.  We held the Los Cardones gold project through our wholly-owned subsidiary Desarrollos Zapal S.A de C.V. (“DZ Mexico”).  Under the terms of the Earn-in Right Agreement, Invecture made a non-refundable payment of $2,000 in exchange for the right to earn a 60% interest in DZ Mexico (the “Earn-in Right”).  Invecture’s right to earn a 60% interest in DZ Mexico was adjusted to 62.5% during the three-month period ended June 30, 2012 pursuant to the terms of the Earn-in Right Agreement.  The Earn-in Right would have expired if not exercised by February 7, 2014, subject to extension in certain circumstances (the “Earn-in Period”). The Earn-in Right Agreement provided that during the Earn-in Period, Invecture would, at its sole expense, manage and operate the Los Cardones gold project and would undertake all commercially reasonable efforts to obtain the Change of Forest Land Use Permit and the Authorization of Environmental Impact which are required to develop the project.

7.  Plant and Equipment

	December 31, 2013			December 31, 2012
	Cost	Accumulated depreciation and write downs	Net	Cost	Accumulated depreciation	Net

Mt. Todd, Australia	$5,472	$1,993	$3,479	$3,497	$1,124	$2,373
Los Cardones, Mexico (Note 6)	-	-	-	1,194	109	1,085
Guadalupe de los Reyes, Mexico	21	5	16	21	3	18
Corporate, United States	780	577	203	556	440	116
Awak Mas, Indonesia	-	-	-	242	242	-
Plant and equipment	$6,273	$2,575	$3,698	$5,510	$1,918	$3,592

Assets held for sale	$10,000	$3,500	$6,500	$10,000	$-	$10,000

As part of the Earn-in Right Agreement (Note 6), Invecture had the right to cause DZ Mexico to acquire certain mill equipment from Vista for $16,000 (the equipment’s then book value) plus certain storage, insurance and transportation costs and any applicable taxes provided that notice of exercise of the right is received by February 7, 2013. During November 2012, Invecture notified us that they would not be exercising this right.  As a result, we wrote the mill equipment down to its estimated fair value of $10,000 ,  at that time  based on an independent assessment from a third party and have classified the mill equipment as assets held for sale.

During the year ended December 31, 2013, given the relatively weak market conditions in the gold mining sector, based on an updated independent assessment from a third party, we recorded a Level 3 (Note 14) impairment charge of $3,500 to further write down the value of the mill equipment which is held for sale.  The impairment charge is based on an estimated sale value of $7,300, net of commissions and other costs to sell of approximately $800 and has been included in our Consolidated Statements of Income/(Loss) and Comprehensive Income/(Loss) for the year ended December 31, 2013.

8. Debt

During March 2013, the Company entered into a credit agreement with Sprott Resources Lending Partnership (the “Lender”) for purposes of establishing a C$10,000 ($9,764) loan facility (the “2013 Facility”). The 2013 Facility originally matured March 2014, with early repayment of the 2013 Facility allowed, at the Company’s option, provided that at least four months interest has been paid. The Company and the Lender have reached an agreement to extend the maturity date of the 2013 Facility to March 2015.

The 2013 Facility bears an interest rate of 8% per annum, payable monthly. In addition to interest, the 2013 Facility provided the Lender total fees of 3.5% of the 2013 Facility amount, including C$100 ($99) in cash and the issuance of 125,798 Vista common shares. As consideration for the extended maturity date, we paid the Lender an extension fee comprised of 486,382 Vista common shares.

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

The 2013 Facility is secured by a general security agreement (“GSA”) with certain exclusions. If the Company completes an asset disposition or other financing subject to certain conditions the Company is required to utilize 50% of the net proceeds exceeding $1,000 to repay the 2013 Facility up to the full amount outstanding. The Company is in compliance with all related debt covenants. As additional security, the Company has pledged all the Company’s Midas Gold shares (Note 5).

During October 2013, in accordance with the terms of the 2013 Facility, the Company repaid approximately C$3,041  ($2,960) towards the 2013 Facility principal outstanding using proceeds from the Los Cardones sale (Note 6).

During February 2014, in accordance with the terms of the 2013 Facility, the Company repaid approximately C$5,516 ($5,000) towards the 2013 Facility principal outstanding using proceeds from the sale of Midas Gold shares (Note 20) reducing the principal balance to approximately C$1,443  ($1,300).

9.  Capital Stock

Private Placement, July 2012

During July 2012, we closed a private placement of 5,000,000 units (the “July 2012 Units”) for gross proceeds of $15,000 (the “July 2012 Offering”).  Each July 2012 Unit consists of one common share in the capital of the Company and one-half of one common share purchase warrant (each full warrant, a “July 2012 Warrant”).  Each July 2012 Warrant entitles the holder thereof to purchase one common share at a price of $3.60 per share (subject to adjustment in certain circumstances) and is exercisable for a period of 24 months from the closing of the July 2012 Offering.  In connection with the July 2012 Offering, we incurred $770 in commissions and other costs and issued a total of 166,667 compensation warrants to finders that provided services in respect of subscriptions for 3,333,334 July 2012 Units.  Each compensation warrant entitles the holder thereof to purchase one common share at a price of $3.18 per share (subject to adjustment in certain circumstances) for a period of 24 months from the closing of the July 2012 Offering.  On September 29, 2012, we filed a registration statement on Form S-3 related to the resale by the purchasers of the July 2012 Units of the Common Shares issued as part of the Units and Common Shares issuable upon exercise of the July 2012 Warrants and compensation warrants.

Public Offering, December 2012

During December 2012, we closed a public offering of 4,182,550 units (the “December 2012 Units”), which included 545,550 December 2012 Units issued pursuant to the full exercise of the underwriters’ over-allotment option, for gross proceeds of $11,500 (the “December 2012 Offering”).  Each December 2012 Unit consists of one common share in the capital of the Company and one-half of one common share purchase warrant (each full warrant, a “December 2012 Warrant”).  Each December 2012 Warrant entitles the holder thereof to purchase one common share at a price of $3.30 per share (subject to adjustment in certain circumstances) and is exercisable for a period of 24 months from the closing of the December 2012 Offering.  In connection with the December 2012 Offering, the Company incurred approximately $1,258 in commissions and other costs.

Other issuances

During the year ended December 31, 2013, we issued 99,539 common shares in connection with the vesting of restricted stock units (“RSUs”) and 612,180 common shares as part of the 2013 Facility (Note 8) which had a fair value of $490 at the time of issuance.

On March 13, 2012, the Company received $733 in proceeds from the issuance of 225,000 common shares resulting from the exercise of 225,000 compensation options issued in April 2011.  On April 18, 2012, the Company received $1,100 in proceeds from the issue of 478,261 common shares resulting from the exercise of 478,261 compensation warrants issued in October 2010. On August 10, 2012, the Company received $265 in proceeds from the issuance of 115,217 common shares resulting from an exercise of 115,217 compensation warrants issued in October 2010.

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

10.  Additional Paid-in Capital

	Warrants	Stock options and RSUs	Compensation options	Other paid-in capital	Total additional paid-in capital

As of December 31, 2011	$10,288	$5,065	$588	$8,729	$24,670
Warrants issued	3,260	-	-	-	3,260
Warrants exercised	(601)	-	-	601	-
Warrants expired	(11)	-	-	11	-
Stock options exercised	-	(50)	-	50	-
Stock options expired	-	(1,585)	-	1,585	-
Stock options amortization	-	1,081	-	-	1,081
Compensation options exercised	-	-	(294)	294	-
Restricted stock units expensed	-	3,144	-	-	3,144
As of December 31, 2012	12,936	7,655	294	11,270	32,155
Stock options amortization	-	370	-	-	370
Restricted stock units expensed	-	372	-	-	372
Restricted stock units vested	-	(410)	-	-	(410)
Compensation options expired	-	-	(294)	294	-
As of December 31, 2013	$12,936	$7,987	$-	$11,564	$32,487

Warrants

Warrant activity is summarized in the following table:

	Warrants outstanding	Valuation	Weighted average exercise price per share	Weighted average remaining life (yrs.)	Intrinsic value

As of December 31, 2011	15,850,238	10,288	$3.91	3.7	$485
Exercised	(619,565)	(601)
Expired	(10,871)	(11)
Issued (Note 9)	4,757,941	3,260
As of December 31, 2012	19,977,743	12,936	$4.25	2.6	$-
As of December 31, 2013	19,977,743	$12,936	$4.63	1.6	$-

The 19,977,743 outstanding warrants expire in the following time frames: 2,666,666 expire July 2014, 2,091,275 expire December 2014, and 15,219,802 expire in October 2015.   The exercise price for the 15,219,802 warrants increased to $5.00 per common share during October 2013.

The fair value of warrants issued during 2012 was estimated at the issue date using the Black-Scholes Merton fair value model adjusted to relative fair value using the following assumptions:

Expected volatility	63.70%	-	67.50%
Risk-free interest rate	0.24%	-	0.26%
Expected life (years)	2
Dividend yield	N/A

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

Compensation Options

	Compensation options outstanding	Valuation	Weighted average exercise price per share	Expiry date	Weighted average remaining life (yrs.)

As of December 31, 2011	450,000	$588	$3.30	April 2013	1.3
Exercised	(225,000)	(294)
As of December 31, 2012	225,000	294	3.30	April 2013	0.3
Expired	(225,000)	(294)
As of December 31, 2013	-	$-

Stock-Based Compensation

Under our Stock Option Plan (the “Plan”) and our Long-Term Equity Incentive Plan (the “LTIP”), we may grant options and/or RSUs or restricted stock awards (“RSAs”) to our directors, officers, employees and consultants.  The combined maximum number of our Common Shares that may be reserved for issuance under the Plan and the LTIP is a variable number equal to 10% of the issued and outstanding Common Shares on a non-diluted basis.    Options under the Plan are granted from time to time at the discretion of the Board of Directors of the Company (“Board”), with vesting periods and other terms as determined by the Board.  The LTIP is administered by the Board, which can delegate the administration to the Compensation Committee of the Board or to such other officers and employees of Vista as designated by the Board.  Stock-based compensation expense for the years ended December 31, 2013, 2012 and 2011 is as follows:

	Year ended December 31,
	2013	2012	2011

Stock options	$370	$1,081	$1,496
Restricted stock units	372	3,144	524
	$742	$4,225	$2,020

As of December 31, 2013, stock options and RSUs had unrecognized compensation expense of $1,400 and $1,811, respectively, which is expected to be recognized over a weighted average period of 5.0 and 1.82 years, respectively.

Stock Options

A summary of option activity under the Plan as of December 31, 2013 and 2012 and changes during the period then ended is set forth in the following table:

	Number of options	Weighted average exercise price per option	Weighted average remaining contractual term	Aggregate intrinsic value

Outstanding - December 31, 2011	3,195,000	$3.27	2.73	$1,039
Granted	600,000	2.97
Exercised	(32,500)	2.90
Expired	(660,000)	2.80
Outstanding - December 31, 2012	3,102,500	2.80	2.68	637
Granted	985,000	0.36
Cancelled/Forfieted	(450,000)	3.07
Expired	(755,000)	3.32
Outstanding - December 31, 2013	2,882,500	$1.79	3.07	$54

Exercisable - December 31, 2013	2,143,750	$2.29	2.40	$13

A summary of our unvested stock options as of December 31, 2013 and 2012 and changes during the period then ended is set forth in

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

the following table:

	Number of options	Weighted average grant-date fair value per option

Unvested - December 31, 2011	597,000	$1.60
Granted	600,000	1.47
Vested	(897,000)	1.56
Unvested - December 31, 2012	300,000	1.47
Granted	985,000	0.22
Vested	(546,250)	0.90
Unvested - December 31, 2013	738,750	$0.22

The fair value of stock options granted to employees, directors and consultants was estimated at the grant date using the Black-Scholes option pricing model using the following assumptions:

		Years ended December 31,
	2013	2012			2011

Expected volatility	72.26%	81.69%	-	83.67%	83.40%	-	83.86%
Risk-free interest rate	1.70%	0.77%	-	0.88%	0.88%	-	1.60%
Expected life (years)	5	5			5
Dividend yield	N/A	N/A			N/A

Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  Expected price volatility is based on the historical volatility of our Common Shares.  Changes in the subjective input assumptions can materially affect the fair value estimate.  The expected term of the options granted is derived from the output of the option pricing model and represents the period of time that the options granted are expected to be outstanding.  The risk-free rate for the periods within the contractual term of the option is based on the U.S. Treasury yield curve in effect at the date of grant.

Restricted Stock Units

The following table summarizes the RSU activity under the LTIP as of December 31, 2013 and 2012 and changes during the years then ended:

	Number of units	Weighted average grant-date fair value per RSU

Unvested - December 31, 2011	960,000	$3.84
Cancelled	(107,832)	3.07
Granted	1,142,339	3.20
Unvested - December 31, 2012	1,994,507	3.50
Cancelled	(1,133,592)	2.58
Vested	(116,875)	3.51
Granted	1,850,424	0.82
Unvested - December 31 , 2013	2,594,464	$2.00

A portion of the RSU awards vest on a fixed future date provided the recipient continues to be affiliated with Vista on that date.  Other RSU awards vest subject to certain performance criteria, including the accomplishment of certain corporate objectives and the Company’s share price performance.  The vesting period for time based RSUs is at least one year.

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

11.  Accumulated Other Comprehensive Income/(Loss)

	Accumulated other comprehensive income/(loss)	Accumulated other comprehensive income, net of tax
As of December 31, 2011	$175	$149
Other comprehensive gain/(loss) due to change in fair market value of marketable securities during period before reclassifications	19	16
Reclassifications due to realization of gain/(loss) on sale of marketable securities (1)	(192)	(163)
As of December 31, 2012	2	2
Other comprehensive gain/(loss) due to change in fair market value of marketable securities during period before reclassifications	268	228
Reclassifications due to realization of gain/(loss) on sale of marketable securities (1)	(54)	(46)
Reclassifications due to write-down of marketable securities (2)	(275)	(234)
As of December 31, 2013	$(59)	$(50)

(1)	Reclassified to gain/(loss) on sale of marketable securities on the Consolidated Statement of Income/(Loss) and Comprehensive Income/(Loss).
(2)	Reclassified to write-down of marketable securities on the Consolidated Statement of Income/(Loss) and Comprehensive Income/(Loss).

12.  Weighted Average Common Shares

	At December 31,
	2013	2012

Basic common shares	81,813,386	74,351,065
Diluted common shares	81,813,386	74,351,065

Stock options to purchase 2,882,500 and 3,102,500 Common Shares and warrants to purchase 19,977,743 and 19,977,743 Common Shares were outstanding at December 31, 2013 and 2012, respectively, but were not included in the computation of diluted weighted average Common Shares outstanding because their effect would have been anti-dilutive.

13.  Commitments and Contingencies

Our exploration and development activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. As such, the future expenditures that may be required for compliance with these laws and regulations cannot be predicted. We conduct our operations to minimize effects on the environment and believe our operations are in compliance with applicable laws and regulations in all material respects.

Under our  agreement with the Jawoyn Association Aboriginal Corporation (the  “JAAC”), the we must offer the JAAC the opportunity to establish a joint venture with Vista holding 90% and the JAAC holding a 10% participating interest in the Mt. Todd gold project. In addition, the JAAC will be entitled to an annual cash payment, or payment in kind, equal to 1% of the value of the annual gold production from the current mining licenses, and a 1% NSR royalty on other metals, subject to a minimum payment of A$50 per year.

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

14.  Fair Value Accounting

The following table sets forth the Company’s assets measured at fair value by level within the fair value hierarchy. As required by accounting guidance, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

		Fair value at December 31, 2013
		Total	Level 1	Level 3

Assets:
	Cash equivalents	$3,000	$3,000	$-
	Marketable securities	176	176	-
	Other Investments (Midas Gold shares)	20,990	20,990	-
	Amayapampa interest	4,813	-	4,813
	Mill Equipment	6,500	-	6,500

		Fair value at December 31, 2012
		Total	Level 1	Level 3

Assets:
	Cash equivalents	$15,834	$15,834	$-
	Marketable securities	626	626	-
	Other Investments (Midas Gold shares)	69,489	69,489	-
	Amayapampa interest	4,813	-	4,813
	Mill Equipment	10,000	-	10,000

Our cash equivalent instruments, marketable securities and investment in Midas Gold shares are classified as Level 1 of the fair value hierarchy as they are valued at quoted market prices in an active market.

The estimated fair value of the Amayapampa interest is based on probability-weighted cash flow scenarios discounted using a risk-adjusted discount rate (15%) and assumptions including future gold prices (average gold prices realized range from $832 to $884, depending on timing of assumed start-up), estimated 9 years life-of-mine gold production of 615,000 ounces and the expected timing of the start of commercial production (periods ranging from 2 to 4 years, or never), which are management’s best estimates based on currently available information.  Significant changes in any of the unobservable inputs in isolation would result in a significant change in fair value estimate.

The Company incurred a Level 3 impairment loss on certain mill equipment (Note 7) for the years ended December 31, 2013 and 2012. This equipment was valued at $6,500 and $10,000, at December 31, 2013 and 2012, respectively, based on a third party assessment of the projected sale value given full consideration to current market conditions and an orderly sale process. This valuation was used to determine the Level 3 impairment charge taken in 2013 and 2012. The mill equipment is categorized as assets held for sale on the Consolidated Balance Sheets.

At December 31, 2013, the assets classified within Level 3 of the fair value hierarchy represent 32% of the total assets measured at fair value. There were no transfers between levels in 2013.

15. Supplemental Cash Flow Information and Material Non-Cash Transactions

As of December 31, 2013 and 2012, all of our cash was held in liquid bank deposits and treasury bills.

Significant non-cash transactions during the year ended December 31, 2013 included the issuance of 612,180 common shares in connection with the 2013 Facility (Note 8). In addition, during December 2013, we entered into a share purchase agreement (the “Purchase Agreement”) to convert our interest in the Awak Mas gold project into a net smelter return royalty (“Royalty”) on the project.  The Purchase Agreement provides for the termination of the JV Agreement and additional option agreements, discussed above, and the acquisition of 100% of the outstanding shares of Vista Gold (Barbados) Corp, the entity that indirectly holds the Awak Mas gold project. In exchange, (a) AM Holdings agreed to forego certain cash payments due to have been paid by Vista as AM Holdings completed the earn-in of its interest in the project and (b) Vista will receive a Royalty of 2% on the first 1.25 million ounces of gold production and 2.5% on the next 1.25 million ounces of gold production from the Awak Mas gold project.

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

Significant non-cash transactions during the year ended December 31, 2012 included the issuance of 166,667 warrants as compensation to the finders that provided services in connection with our July 2012 Offering (Note 9).

Significant non-cash transactions during the year ended December 31, 2011 included the receipt of 30,402,615 Midas Gold shares with a fair value of $78,872 in exchange for our Yellow Pine assets (Note 5) and the issuance of 450,000 compensation options as compensation to the Underwriters’ of our April 20, 2011 equity financing (Note 9).

16.  Income Taxes

The Company’s provision for income taxes for the year ended December 31, 2013, 2012 and 2011, consists of a deferred tax benefit/(expense) of $15,373,  $20,147 and $(35,522), respectively. The Company has not recognized a current income tax expense or benefit due to overall loss positions. The deferred income tax benefit/(expense) being recognized at December 31, 2013,2012 and 2011, relates primarily to the unrealized loss and underling basis difference in the Company’s investment in Midas Gold shares (Note 5).

Tax Expense

Income tax expense consists of the following:

	Years ended December 31,
	2013	2012	2011
Deferred income tax expense (benefit)
U.S.	(15,373)	(20,147)	35,522
Canada	-	-	-
Other Foreign	-	-	-
Total tax expense (benefit)	$(15,373)	$(20,147)	$35,522

Source of Income (loss)

The Company’s U.S. and foreign source income (loss) is as follows:

	Years ended December 31,
	2013	2012	2011
U.S.	$(49,124)	$(52,448)	$109,895
Canada	(9,540)	(11,962)	(985)
Other Foreign	(16,197)	(26,393)	(21,842)
	$(74,861)	$(90,803)	$87,068

Rate Reconciliation

A reconciliation of the combined income taxes at the statutory rates and the Company’s effective income tax (benefit)/expense is as follows:

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

	Years ended December 31,
	2013	2012	2011
Income taxed at statutory rates	$(28,916)	$(34,860)	$33,846
Increase (decrease) in taxes from:
Stock-based compensation	13	147	113
Debt discount interest	-	-	(2)
Meals and entertainment	9	3	5
Loss related to Mexico	(2,632)	-	-
Other adjustments	(9)	6	77
Adjustment due to capital transactions	(60)	(733)	89
Imputed interest	3	24	82
Realized fx gain (loss) on intercompany balances	(3)	(3)	-
Prior year provision to actual adjustments	9,961	(40)	987
Differences in tax rates	3,451	3,905	1,930
Effect of foreign exchange	-	(340)	603
Change in effective tax rate	(407)	(333)	(764)
Expiration of NOLs	437	70	1,526
Change in valuation allowance	2,780	12,007	(2,970)
Income tax (benefit)/expense	$(15,373)	$(20,147)	$35,522

Deferred Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of our deferred tax assets and liabilities as at December 31 are as follows:

	December 31,
	2013	2012	2011
Deferred income tax assets
Excess tax basis over book basis of property, plant and equipment	$7,496	$8,001	$6,011
Marketable securities	661	62	-
Operating loss carryforwards	36,367	37,635	26,772
Capital loss carryforwards	5,474	2,630	2,645
Other	1,541	3,219	2,023
Unrealized foreign exchange on loans	79	217	676
Total future tax assets	51,618	51,764	38,127
Valuation allowance for future tax assets	(43,955)	(41,817)	(29,291)
	7,663	9,947	8,836
Deferred income tax liabilities
Marketable securities	-	-	14,092
Other investments	7,181	24,839	29,784
Amayapampa disposal consideration	482	482	482
	7,663	25,321	44,358

Total Deferred Taxes	$-	$(15,374)	$(35,522)

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

Valuation Allowance on Canadian and Foreign Tax Assets

We establish a valuation allowance against the future income tax assets if, based on available information, it is more likely than not that all of the assets will not be realized.  The valuation allowance of $43,955 and  $41,817 at December 31, 2013 and 2012, respectively, relates mainly to net operating loss carryforwards, in Canada and other foreign tax jurisdictions, where the utilization of such attributes is not more likely than not.  The Company continually assesses both positive and negative evidence to determine whether it is more likely than not that deferred tax assets can be realized prior to their expiration.

Loss Carryforwards

The Company has available income tax losses of $70,459, which may be carried forward and applied against future taxable income when earned.

The losses expire as follows:

	Noncapital
	Canada (1)	U.S.	Mexico	Barbados	Total
2013	$-	$-	$-	$-	$-
2014	(725)	-	-	-	(725)
2015	(889)	-	-	(2)	(891)
2016	-	-	-	(1)	(1)
2017	-	-	-	(6)	(6)
2018	-	-	-	(20)	(20)
2019	-	(519)	-	(42)	(561)
2020	-	(783)	-	(20)	(802)
2021	-	(779)	(613)	(31)	(1,423)
2022	-	(748)	(7,942)	(23)	(8,712)
2023	-	(691)	-	-	(691)
2024	-	(2,082)	-	-	(2,082)
2025	-	(2,362)	-	-	(2,362)
2026	(1,027)	(1,213)	-	-	(2,240)
2027	(847)	(1,700)	-	-	(2,547)
2028	(5,245)	(1,719)	-	-	(6,964)
2029	(4,022)	(1,970)	-	-	(5,992)
2030	(5,032)	(1,827)	-	-	(6,859)
2031	(3,806)	(3,407)	-	-	(7,213)
2032	(6,397)	(2,323)	-	-	(8,720)
2033	(9,397)	(2,250)	-	-	(11,647)
	$(37,387)	$(24,372)	$(8,555)	$(146)	$(70,459)

 (1) Canadian capital loss carryforwards of $40,291 and Australian NOLs of $63,113, which do not expire and are therefore not included above.

Of the total Canadian net operating loss, $16,300 relates to an equity component for share-issuance cost deduction for which no tax benefit for financial reporting purposes in the income statement will be recognized.

Accounting for uncertainty in taxes

ASC 740 guidance requires that the Company evaluate all income tax positions taken, and recognize a liability for any uncertain tax positions that are not more likely than not to be sustained by the tax authorities.  As of December 31, 2013, the Company believes it has no liability for unrecognized tax positions.  If the Company were to determine there were any uncertain tax positions, the Company would recognize the liability and related interest and penalties within income tax expense.

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

Tax statute of limitations

The Company files income tax returns in Canada, U.S. federal and state jurisdictions and other foreign jurisdictions.  There are currently no tax examinations underway for these jurisdictions.  Furthermore, the Company is no longer subject to Canadian tax examinations by the Canadian Revenue Authority for years ended on or before December 31, 2002 or U.S. federal income tax examinations by the Internal Revenue Service for years ended on or before December 31, 2010.  Some U.S. state and other foreign jurisdictions are still subject for tax examination for years ended on or before December 31, 2009.

Although certain tax years are closed under the statute of limitations, tax authorities can still adjust losses being carried forward into open years.

17.  Retirement Plan

We sponsor a qualified tax-deferred savings plan in accordance with the provisions of Section 401(k) of the U.S. Internal Revenue Code, which is available to permanent U.S. employees. We make contributions of up to 4% of eligible employees’ salaries.  Our contributions were as follows: 2013  –  $60;  2012 – $57; 2011 – $63.

18.  Geographic and Segment information

The Company has one reportable operating segment, consisting of evaluation, acquisition, and exploration activities.  We evaluate, acquire, explore and advance gold exploration and potential development projects, which may lead to gold production or value adding strategic transactions.  These activities are focused principally in Australia and North America. We reported no revenues during the years ended December 31, 2013, 2012 and 2011.  Geographic location of mineral properties and plant and equipment is provided in Notes 6 and 7, respectively.

19. Related Party Transactions

On April 1, 2009, we entered into an agreement with Sierra Partners LLC (“Sierra”) pursuant to which Sierra provides us with support and analysis of our general corporate finance and strategy efforts.  A founder and partner of Sierra is also one of our directors. As compensation for these services, we paid Sierra a monthly retainer fee of $10 for the duration of the agreement, which was terminated on August 31, 2013.  We had made cash payments to Sierra under the agreement totaling $80,  $120 and $120 for each year ended December 31, 2013, 2012 and 2011.

20. Subsequent Events

Guadalupe de los Reyes Letter of Intent

During January 2014, we announced that we signed a non-binding letter of intent (the “LOI”) to option our interest in the Guadalupe de los Reyes gold/silver project in Sinaloa, Mexico (the “Guadalupe de los Reyes gold/silver project”) to Cangold Limited (“Cangold”).

The LOI provides that a non-refundable $50 payment be made during January 2014 to Vista for which Cangold will have a 90 day period of exclusivity (the “Exclusivity Period”) to complete due diligence and negotiate and enter into a definitive option agreement with Vista (the “Option Agreement”).

The LOI contemplates that the Option Agreement (if entered into) will provide that Cangold may earn a 70% interest in the Guadalupe de los Reyes gold/silver project by:

•	making payments totaling $5,000 in five payments over a three-year period, with payments totaling $1,000 in the first year, $1,500 in the second year and $2,500 in the third year;
•	maintaining the concessions comprising the Guadalupe de los Reyes gold/silver project in good standing; and
•

fulfilling all of the obligations of Vista’s wholly-owned subsidiary, Minera Gold Stake, S.A. de C.V. (“MGS”) to the Ejido La Tasajera (the ”Ejido”) as set out in the temporary occupation contract between MGS and the Ejido.

The Option Agreement is expected to further provide that all cash payments are non-refundable and optional to Cangold, and in the event Cangold fails to pay any of the required amounts on the scheduled dates or fails to comply with its other obligations, the Option Agreement will terminate and Cangold will have no interest in the Guadalupe de los Reyes gold/silver project.  Provided it is not in

VISTA GOLD CORP. (An Exploration Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in U.S dollars and in thousands, except per share, per option, per warrant and per ounce amounts unless otherwise noted)

breach of the Option Agreement, Cangold may at its discretion make the payments pursuant to the above payment schedule in advance.

Subject to Cangold earning a 70% interest in the Guadalupe de los Reyes gold/silver project,  Vista expects the Option Agreement to provide that Cangold will be granted an additional option to earn the remaining 30% interest in the Guadalupe de los Reyes gold/silver project, by notifying Vista of a production decision and by making a cash payment to Vista of $3,000 plus an additional cash payment based on a formula that includes the growth, if any, in estimated NI 43-101 compliant Measured and Indicated mineral resources of the Guadalupe de los Reyes gold/silver project, and the then prevailing spot gold price (“Escalator Payment”).

Should Cangold determine not to put the Guadalupe de los Reyes gold/silver project into production, Vista expects the Option Agreement to provide that Vista will have the right to buy back Cangold’s 70% interest in the Guadalupe de los Reyes gold/silver project for a cash payment of $5,000 plus an additional cash payment based on the same formula as the Escalator Payment described above.  If Vista does not exercise its buyback option, Vista will still retain a right of first refusal should Cangold elect to sell its 70% interest in the Guadalupe de los Reyes gold/silver project to a third party.

The Option Agreement is also expected to contain terms to provide that Cangold will be the operator of the Guadalupe de los Reyes gold/silver project and set forth the responsibilities and obligations of Cangold in this respect.

Los Cardones Payment Extension

During January 2014, we announced our agreement to extend the due date for the second (and final) $6,000 payment for the Los Cardones sale by six months to July 31, 2014 as a result of permitting delays.  As consideration for this extension, the Purchasers have agreed to increase the payment from $6,000 to $6,250.  The Purchasers will continue to retain the option to elect, in their discretion, not to make the $6,250 payment. In that event, we will retain the $7,000 already received and 100% of the Los Cardones gold project will be returned to us.

Sale of Midas Gold shares

During February 2014, we announced that the Company had executed an agency agreement (the “Agency Agreement”) among certain agents (the “Agents”) and Vista and Vista US under which we sold 16,000,000 Midas Gold shares at a price of C$0.80 per Midas Gold share for aggregate gross proceeds of C$12,800  ($11,640).  The Agents and a finder received a cash fee equal to 6% of the gross proceeds from the sale of the Midas Gold shares as consideration for the services provided.

As a result, Vista currently holds, directly and indirectly through Vista US, an aggregate of 15,802,615 Midas Gold shares, representing approximately 12.4% of the outstanding commons shares of Midas Gold.  We have agreed not to sell any of the remaining shares we hold for a period of 12 months.

Under the terms of the 2013 Facility, the lender agreed to release 16,000,000 Midas Gold shares held as security for the 2013 Facility on the condition that approximately C$5,516  ($5,000) of the proceeds would be applied towards the 2013 Facility principal outstanding reducing the principal outstanding to approximately C$1,443  ($1,300).